Exhibit 99.1

BioSphere Medical Reports Fourth Quarter and Full Year 2005 Financial Results;
     Record Revenues of $5.2 Million in the Fourth Quarter of 2005 with
         20% Revenue Growth Compared to the Fourth Quarter of 2004

    ROCKLAND, Mass.--(BUSINESS WIRE)--Feb. 2, 2006--BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the fourth quarter of 2005 were a record $5.15 million, compared with total revenues of $4.28 million for the fourth quarter 2004, an increase of 20%. In the fourth quarter of 2005, revenues in the United States were $3.68 million, compared to revenues of $2.91 million in the fourth quarter of 2004, an increase of 26%. Revenues outside of the United States were $1.47 million for the fourth quarter of 2005, compared to revenues of $1.37 million in the fourth quarter of 2004. Global sales of Embosphere(R) Microspheres were $4.38 million in the fourth quarter of 2005, compared to $3.49 million in the fourth quarter of 2004, an increase of 26%.
    Gross margin was $3.44 million, or 67% of revenues for the fourth quarter of 2005, compared to the gross margin of $2.64 million, or 62% of revenue, in the fourth quarter of 2004.
    Selling, general and administrative expenses were $2.96 million for the fourth quarter of 2005, compared to $3.59 million for the fourth quarter of 2004. Research and development expenses were $.71 million for the fourth quarter of 2005, and $.48 million in the fourth quarter of 2004. The increase in research and development spending was largely from the HepaSphere(TM) Microsphere and next generation catheter and guidewire development programs.
    The net loss applicable to common stockholders for the fourth quarter of 2005 was $.27 million, or $0.02 per basic and diluted share. This compares with a net loss of $1.96 million, or $0.14 per basic and diluted share, for the fourth quarter of 2004.
    For the year ended December 31, 2005, revenues were $18.48 million, compared with $14.16 million for the 2004 full- year period, a year-over-year increase of 31%. Revenues in 2005 in the United States increased to $12.66 million from $9.08 million in 2004, an increase of 39%.
    Gross margin was $12.18 million, or 66% of revenues for the year ended December 31, 2005, compared to gross margin of $7.51 million, or 53% of revenues for 2004.
    Selling, general and administrative expenses increased to $12.48 million for the year ended December 31, 2005, from $11.70 million for the year ended December 31, 2004. Research and development expenses for the year ended December 31, 2005 were $2.36 million, compared with $2.11 million for 2004.
    For the year ended December 31, 2005, the net loss was $3.30 million, or $0.22 per basic and diluted share, compared to a net loss of $6.91 million, or $0.49 per basic and diluted share, for 2004.
    At December 31, 2005, the Company had cash and cash equivalents of $8.77 million.
    Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "We are very pleased with our record results in the fourth quarter and the year ended December 31, 2005. These results were achieved because we made substantive progress in every aspect of our enterprise during the year, including growing our core businesses, developing new products and expanding our geographical reach within and outside the United States."
    Significant activities and developments in the fourth quarter of 2005 and subsequent weeks include:

    -- Revenue growth for the fourth quarter of 2005 of 20% compared to the same period last year.

    -- Sequential revenue growth of 17% in the fourth quarter of 2005 compared to the third quarter of 2005.

    -- Revenue growth of 31% for the full year 2005 compared to the full year 2004, with United States full year 2005 revenue growth of 39% compared to 2004.

    -- An increase in the direct sales force in the United States to 16.

    --  Publication in the November 2005 issue of Obstetrics &
        Gynecology - Long-term outcome of uterine artery embolization of leiomyomas; Spies, Bruno, Czeyda-Pommersheim, Magee,
        Ascher, and Jha. This study demonstrates the sustained durability of UFE, where after 5 years 73% of the women that underwent a UFE experienced continuous symptom relief.

    -- Publication in the November 2005 Journal of Vascular Interventional Radiology - Uterine Artery Embolization:
        Current Implications of Embolic Choice: Spherical Polyvinyl Alcohol Versus Tris-acryl Gelatin Microspheres for Uterine Artery Embolization for Leiomyomas: Results of a limited Randomized Comparative Study; Spies, et al. This study demonstrates the clinical advantages of Embosphere Microspheres compared to spherical Polyvinyl Alcohol, or PVA.

    -- Publication in the December 2005 issue of Obstetrics & Gynecology of the one-year symptom and quality of life results based on the FIBROID Registry. This study concluded that uterine fibroid embolization results in substantial symptom improvement in most patients at 12 months, with 87% of the patients judging their procedure a success.

    -- Presentation by Dr. Mark Ryan, Consultant Interventional Radiologist, Department of Radiology, St. James Hospital and Trinity College Dublin, of "HepaSphere: A new Embolic for the Treatment of Liver Cancer" at the International Symposium on Endovascular Therapy on January 25, 2006 in Miami, Florida.

    -- Publication in the December 2005 Journal of Vascular Interventional Radiology - Effects of the Type of Embolization Particles on Carboplatin Concentration in Liver Tumors after Transcatheter Arterial Chemoembolization in a Rabbit Model of Liver Cancer. In this study Geschwind, et al., reports that "administration of tris-acryl gelatin microspheres may be clinically advantageous during TACE, as it contributed to greater delivery of chemotherapy to tumor in the present study." This study reports that a significantly greater tumor concentration of cytotoxic drug can be achieved when TACE is performed with the use of Embosphere Microspheres than with PVA particles.

    -- Market clearance of BioSphere's Embocath(R) Infusion Catheter and Segway(R) Guidewire in the People's Republic of China.

    The Company will host its quarterly conference call today at 11 AM ET. The number to dial into the call is 1-888-603-7990 or 1-706-679-7298 and the conference ID is 4453680. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 PM ET today through 12:00 AM on February 16, 2006. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291 access code 4453680, or you can visit the "Investor" section of our company web site at www.biospheremed.com.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic applications based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments.
    BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America, which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used interchangeably in the literature. The most common side-effect of uterine fibroid embolization (UFE) is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low grade fever and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's expectations with regard to the execution of its planned business strategies, increasing market acceptance of its products, durability of UFE over time, improvement of performance of its business outside the United States and expectations with respect to commercialization of its products. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intend," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company's products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere(R) Microspheres for the treatment of UFE; risks relating to the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates; the absence of, or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic and market conditions, as well as the risk factors described in the section titled " Factors That May Affect Future Results" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.


                        BioSphere Medical, Inc.
                    Selected Financial Information

                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
ASSETS
 Cash, cash equivalents and marketable
  securities                                 $     8,774  $    10,222
 Accounts receivable, net                          3,521        2,999
 Inventories, net                                  2,435        3,311
 Prepaid and other current assets                    407          222
 Property and equipment, net                         858        1,134
 Goodwill, net                                     1,443        1,443
 Other assets                                         57           60
                                             ------------ ------------

      Total assets                           $    17,495  $    19,391
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable and accrued expenses       $     4,180  $     4,188
 Debt and capital lease obligations                  228          367
 Stockholders' equity                             13,087       14,836
                                             ------------ ------------

      Total liabilities and stockholders'
       equity                                $    17,495  $    19,391
                                             ============ ============

                        BioSphere Medical, Inc.
                    Selected Financial Information

                  CONDENSED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                              (unaudited)

                      Three Months Ended        Twelve Months Ended
                         December 31,              December 31,
                   ------------------------- -------------------------
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------

Revenues           $     5,154  $     4,279  $    18,484  $    14,158

Costs and
 expenses:
  Cost of revenues       1,716        1,635        6,303        6,646
  Research and
   development             711          484        2,359        2,112
  Sales                  1,554        1,526        6,185        5,322
  Marketing                362          461        2,080        2,228
  General,
   administrative
   and patent
   costs                 1,047        1,603        4,219        4,155
  Litigation costs           -          874            -          874
                   ------------ ------------ ------------ ------------

  Total costs and
   expenses              5,390        6,583       21,146       21,337
                   ------------ ------------ ------------ ------------

Loss from
 operations               (236)      (2,304)      (2,662)      (7,179)
  Other income and
   expenses, net            91          411         (139)         338
                   ------------ ------------ ------------ ------------

Net loss                  (145)      (1,893)      (2,801)      (6,841)

  Preferred stock
   dividends              (127)         (68)        (495)         (68)
                   ------------ ------------ ------------ ------------

Net loss
 applicable to
 common
 stockholders      $      (272) $    (1,961) $    (3,296) $    (6,909)
                   ============ ============ ============ ============

Net loss per
 common share
  Basic and
   diluted         $     (0.02) $     (0.14) $     (0.22) $     (0.49)
                   ============ ============ ============ ============

Weighted average
 common shares
 outstanding
  Basic and
   diluted              14,820       14,295       14,653       14,152
                   ============ ============ ============ ============

    CONTACT: BioSphere Medical, Inc.
             Martin Joyce, 781-681-7925
              OR
             Investor Relations:
             The Equity Group Inc.
             Maura Gedid, 212-836-9605
             Devin Sullivan, 212-836-9608